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                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                     FORM 15

   Certification and Notice of Termination of Registration under Section 12(g)
                   of the Securities Exchange Act of 1934
                                       or
      Suspension of Duty to File Reports Under Sections 13 and 15(d) of the
                        Securities Exchange Act of 1934


                         Commission File Number: 0-22646


                      APPLIED SCIENCE AND TECHNOLOGY, INC.
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             (Exact Name of Registrant as Specified in its Charter)


             90 Industrial Way, Wilmington, Massachusetts 01887-4610
                                 (978) 284-4000
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  (Address, including Zip Code, and Telephone Number, including Area Code, of
                   Registrant's Principal Executive Offices)


                          COMMON STOCK, $0.01 PAR VALUE
                         PREFERRED SHARE PURCHASE RIGHTS
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            (Title of Each Class of Securities Covered by this Form)


                                      NONE
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         (Titles of All Other Classes for Which a Duty to File Reports
                     Under Section 13(a) or 15(d) Remains)


Please place an X in the box(es) to designate the appropriate rule provisions relied upon to terminate or suspend the duty to file reports:

Rule 12g-4(a)(1)(i)     [X]                     Rule 12h-3(b)(1)(i)    [ ]
Rule 12g-4(a)(1)(ii)    [ ]                     Rule 12h-3(b)(1)(ii)   [ ]
Rule 12g-4(a)(2)(i)     [ ]                     Rule 12h-3(b)(2)(i)    [ ]
Rule 12g-4(a)(2)(ii)    [ ]                     Rule 12h-3(b)(2)(ii)   [ ]
Rule 15d-6              [X]

Approximate number of holders of record as of the certification or notice date:1

Pursuant to the requirements of the Securities Exchange Act of 1934, Applied Science and Technology, Inc. has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.



Date:   January 26, 2001                 By: /s/ Dr. Richard S. Post
                                             ----------------------------------
                                             Dr. Richard S. Post
                                             Chairman of the Board and
                                             Chief Executive Officer